Exhibit 23.1

Consent of KMPG LLP, Independent Registered Public Accounting Firm

The Board of Directors

Violin Memory, Inc.:

We consent to the use of our report dated April 16, 2014, with respect to the consolidated balance sheets of Violin Memory, Inc. as of January 31, 2014 and 2013, and the related consolidated statements of operations, stockholders’ equity (deficit), cash flows, and comprehensive income for each of the years in the three-year period ended January 31, 2014, incorporated herein by reference.

/s/ KPMG LLP

Santa Clara, California

April 16, 2014